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VOXX INTERNATIONAL CORPORATION REPORTS ITS FISCAL 2019 THIRD QUARTER FINANCIAL RESULTS

Company reported an increase in gross margin percentage, a reduction in operating expenses, and an improvement in operating and net income, for the comparable Fiscal 2019 and Fiscal 2018 third quarter periods

ORLANDO, Fla., January 9, 2019 - VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for global markets, today announced its financial results for its Fiscal 2019 third quarter and nine-months ended November 30, 2018.
Pat Lavelle, President and CEO of VOXX International Corporation stated, “The steps we have and continue to take to improve gross margins and lower expenses resulted in a modest improvement in operating income, despite a $27 million reduction in sales. We have begun taking aggressive actions to restructure our Consumer Accessories segment and realign our international Premium Audio segment; actions we believe will result in a stronger and more profitable company going forward. We are focusing R&D resources to develop unique product solutions that will help VOXX expand sales in new and growing categories. Further, our balance sheet continues to improve as evidenced by the increase in our cash position and lower debt position compared to the Fiscal 2019 second quarter. We will be providing updates on our strategy and financial expectations as a result of the changes underway over the next quarter. All of us at VOXX with the support of our Board are focused on doing what is necessary to improve shareholder value.”
Fiscal 2019 and Fiscal 2018 Third Quarter Results Comparisons
Net sales for the Fiscal 2019 third quarter ended November 30, 2018 were $129.6 million as compared to net sales of $156.6 million in the comparable year-ago period, a decline of $26.9 million or 17.2%, the majority of which was in the Consumer Accessories segment, as anticipated.

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Fiscal 2019 third quarter Automotive segment sales were $45.1 million as compared to $40.6 million for the comparable Fiscal 2018 third quarter, an increase of $4.4 million or 10.9%. The year-over-year increase was driven by higher Automotive OEM sales, which increased by $6.6 million or 36.7%, partially offset by a $2.2 million or 9.5% reduction in Automotive aftermarket sales. The increase in OEM sales was related to higher sales of the Company’s EVO rear-seat entertainment system to several Automotive OEM customers, including General Motors, Ford Motor Company, Nissan, and Mazda.

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Fiscal 2019 third quarter Premium Audio segment sales were $49.7 million as compared to $57.4 million for the comparable Fiscal 2018 third quarter, a decrease of $7.7 million or 13.5%. The decline in year-over-year sales was primarily driven by lower sales of certain discontinued products, lower sales in the European markets and a shift in sales strategy related to the e-commerce channel, partially offset by higher sales of commercial speakers in the custom installation channel. While Fiscal 2019 third quarter sales were lower on a year-over-year basis, domestic sales came in higher than the Company’s internal forecast.

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Fiscal 2019 third quarter Consumer Accessories segment sales were $34.7 million as compared to $58.5 million in the comparable Fiscal 2018 third quarter, a decrease of $23.8 million or 40.7%. Lower year-over-year sales were due to several factors, including higher initial load-ins of wearable devices and wireless products in last year’s Fiscal third quarter, and lower sales in reception due to a large program that did not repeat, as well as lower volume in other legacy categories. Additionally, the Company reported lower international sales when comparing the Fiscal third quarter periods. Offsetting these declines were higher sales of Singsation, EyeLock and Project Nursery products, as well as increases in the smart home and security categories. The Company had and continues to exit certain lower margin product categories as part of its SKU rationalization program discussed in the prior period, which also contributed to the year-over-year sales decline.

The gross margin for the Fiscal 2019 third quarter came in at 30.0% as compared to 26.5% for the same period last year, a year-over-year increase of 350 basis points. The Company reported gross margin improvements in all reporting segments: Automotive segment gross margins were 25.5% as compared to 23.5%, an increase of 200 basis points; Premium Audio segment gross margins were 36.7% as compared to 33.4%, an increase of 330 basis points; and Consumer Accessories gross margins were 25.3% as compared to 21.7%, an increase of 360 basis points.
Total operating expenses for the Fiscal 2019 third quarter were $33.2 million as compared to $35.9 million in the Fiscal 2018 third quarter, a reduction of $2.7 million or 7.4%. The year-over-year improvement was primarily driven by a continued focus on lowering fixed expenses throughout the Company. When comparing the Fiscal 2019 and Fiscal 2018 third quarters, selling expenses declined by $1.0 million or 8.8%, and general and administrative expenses declined by $1.8 million or 9.7%, partially offset by a $0.1 million increase in Engineering and technical support expenses.
The Company reported operating income of $5.7 million in the Fiscal 2019 third quarter as compared to operating income of $5.6 million in the comparable year-ago period, a modest increase driven by improved gross margins and lower expenses, despite lower sales volumes.
Total other income, net for the Fiscal 2019 third quarter was $0.8 million as compared to total other income, net of $1.3 million in the comparable year ago period. The Fiscal 2019 third quarter included interest and bank charges of $(1.2) million, equity in income of equity investees of $1.7 million and other, net of $0.3 million. This compares to interest and bank charges of $(1.2) million, equity in income of equity investees of $2.0 million and other, net of $0.5 million in the Fiscal 2018 third quarter period.
The Company reported net income from continuing operations of $10.6 million in the Fiscal 2019 third quarter as compared to net income from continuing operations of $7.5 million in the comparable year-ago period. The Fiscal 2018 third quarter includes a net loss from discontinued operations, net of tax of $0.4 million. Additionally, the Fiscal 2019 third quarter includes an income tax benefit from continuing operations of $(4.1) million as compared to an income tax benefit from continuing operations of $(0.6) million in the Fiscal 2018 third quarter. Excluding the net loss attributable to VOXX International Corporations non-controlling interest, net income attributable to VOXX International Corporation was $12.2 million in the Fiscal 2019 third quarter as compared to $8.6 million in the comparable year-ago period, a year-over-year improvement of $3.6 million.
On a per share basis, the Company reported basic and diluted income per share attributable to VOXX International Corporation of $0.50 in the Fiscal 2019 third quarter as compared to basic earnings per share attributable to VOXX International Corporation of $0.36 and diluted earnings per share attributable to VOXX International Corporation of $0.35 in the Fiscal 2018 third quarter. Note, the Fiscal 2018 third quarter includes a basic and diluted loss per share of $(0.02) related to discontinued operations.
The Company reported earnings before interest, taxes, depreciation and amortization ("EBITDA") of $11.5 million and $12.0 million for the Fiscal 2019 and Fiscal 2018 third quarters, respectively. Adjusted EBITDA for the Fiscal 2019 third quarter was $11.6 million as compared to Adjusted EBITDA of $12.2 million in the comparable year-ago period.
Discontinued Operations
On August 31, 2017, the Company completed its sale of Hirschmann Car Communication GmbH and its subsidiaries (collectively, "Hirschmann") to a subsidiary of TE Connectivity Ltd. The consideration received by the Company was €148.5 million. The purchase price, at the exchange rate as of the close of business on the Closing Date, approximated $177.0 million and is subject to adjustment based upon the final working capital. The Hirschmann subsidiary group, which was previously included within the Automotive segment, qualified to be presented as a discontinued operation in accordance with ASC 205-20 beginning in the Company's second quarter ended August 31, 2017 and is reflected as such during the three and nine-months ended November 30, 2018.
Balance Sheet Update
As of November 30, 2018, the Company had cash and cash equivalents of $48.7 million as compared to cash and cash equivalents of $51.7 million as of February 28, 2018. On a sequential basis, cash and cash equivalents improved by $4.5 million when compared to the period ending August 31, 2018. Total debt as of November 30, 2018 was $18.2 million as compared to total of $18.9 million as of February 28, 2018. Total long-term debt, net of debt issuance costs as of November 30, 2018 was $5.8 million as compared to $8.5 million as of February 28, 2018, an improvement of $2.7 million. Further details can be found in Footnote 16 of the Company's Form 10-Q on file with the Securities and Exchange Commission.

Conference Call and Webcast Information
The Company will be hosting its conference call and webcast on Thursday, January 10, 2019 at 10:00 a.m. Eastern. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free: 877-303-9079; international: 970-315-0461 / conference ID: 4481589). A replay will also be available on the Company’s website approximately one hour after completion of the call.

Non-GAAP Measures
EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share are not financial measures recognized by GAAP. EBITDA represents net (loss) income attributable to VOXX International Corporation, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, impairment charges, gains on the sale of discontinued operations, losses on certain forward contracts, and investment gains. Depreciation, amortization, stock-based compensation and asset impairment charges are non- cash items. Diluted Adjusted EBITDA per common share represents the Company's diluted earnings per common share based on Adjusted EBITDA.
We present EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and Diluted Adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to non-recurring events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.
About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Today, VOXX International is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers. The Company has an international footprint in Europe, Asia and Latin America, and a growing portfolio, which is comprised of over 30 trusted brands. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2018.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

- Tables to Follow -

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share and per share data)

	November 30, 2018	February 28, 2018
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$48,718	$51,740
Accounts receivable, net	84,639	81,116
Inventory, net	118,816	117,992
Receivables from vendors	463	493
Prepaid expenses and other current assets	28,598	14,007
Income tax receivable	499	511
Total current assets	281,733	265,859
Investment securities	3,243	4,167
Equity investment	22,108	21,857
Property, plant and equipment, net	61,200	65,259
Goodwill	54,785	54,785
Intangible assets, net	135,041	150,320
Deferred income tax assets	24	24
Other assets	2,590	13,373
Total assets	$560,724	$575,644
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$37,097	$34,700
Accrued expenses and other current liabilities	33,776	36,350
Income taxes payable	1,371	2,587
Accrued sales incentives	16,606	14,020
Current portion of long-term debt	10,417	7,730
Total current liabilities	99,267	95,387
Long-term debt, net of debt issuance costs	5,754	8,476
Capital lease obligation	628	699
Deferred compensation	2,529	3,369
Deferred income tax liabilities	14,853	12,217
Other tax liabilities	1,377	2,191
Other long-term liabilities	3,014	3,187
Total liabilities	127,422	125,526
Commitments and contingencies
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,106,194 shares issued and 21,938,100 shares outstanding at both November 30, 2018 and February 28, 2018	242	256
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both November 30, 2018 and February 28, 2018	22	22
Paid-in capital	296,788	296,395
Retained earnings	185,142	194,673
Accumulated other comprehensive loss	(16,932)	(14,222)
Treasury stock, at cost, 2,168,094 shares of Class A Common Stock at both November 30, 2018 and February 28, 2018	(21,176)	(21,176)
Total VOXX International Corporation stockholders' equity	444,086	455,948
Non-controlling interest	(10,784)	(5,830)
Total stockholders' equity	433,302	450,118
Total liabilities and stockholders' equity	$560,724	$575,644

VOXX International Corporation and Subsidiaries
Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss)
 (In thousands, except share and per share data)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2018	2017	2018	2017
Net sales	$129,637	$156,563	$339,359	$384,856
Cost of sales	90,714	115,044	241,696	284,772
Gross profit	38,923	41,519	97,663	100,084

Operating expenses:
Selling	10,363	11,357	30,661	34,805
General and administrative	16,482	18,258	49,632	59,095
Engineering and technical support	6,368	6,261	18,349	20,298
Intangible asset impairment charges	—	—	9,814	—
Total operating expenses	33,213	35,876	108,456	114,198
Operating income (loss)	5,710	5,643	(10,793)	(14,114)

Other income (expense):
Interest and bank charges	(1,174)	(1,215)	(3,391)	(4,850)
Equity in income of equity investee	1,695	2,004	5,146	5,734
Investment gain	—	—	—	1,416
Impairment of Venezuela investment properties	—	—	(3,473)	—
Other, net	260	477	1,173	(7,772)
Total other income (expense), net	781	1,266	(545)	(5,472)

Income (loss) from continuing operations before income taxes	6,491	6,909	(11,338)	(19,586)
Income tax (benefit) expense from continuing operations	(4,078)	(568)	3,147	(4,531)
Net income (loss) from continuing operations	10,569	7,477	(14,485)	(15,055)

Net (loss) income from discontinued operations, net of tax	—	(368)	—	32,342
Net income (loss)	10,569	7,109	(14,485)	17,287
Less: net loss attributable to non-controlling interest	(1,642)	(1,535)	(4,954)	(5,433)
Net income (loss) attributable to VOXX International Corporation	12,211	8,644	(9,531)	22,720

Other comprehensive (loss) income:
Foreign currency translation adjustments	(1,263)	(170)	(3,333)	27,669
Derivatives designated for hedging	50	226	542	(960)
Pension plan adjustments	20	(2)	57	1,688
Unrealized holding (loss) gain on available-for-sale investment securities, net of tax	—	(3)	24	74
Other comprehensive (loss) income, net of tax	(1,193)	51	(2,710)	28,471
Comprehensive income (loss) attributable to VOXX International Corporation	$11,018	$8,695	$(12,241)	$51,191

Income (loss) income per share - basic:
Continuing operations attributable to VOXX International Corporation	$0.50	$0.37	$(0.39)	$(0.40)
Discontinued operations attributable to VOXX International Corporation	$—	$(0.02)	$—	$1.34
Attributable to VOXX International Corporation	$0.50	$0.36	$(0.39)	$0.94

Income (loss) income per share - diluted:
Continuing operations attributable to VOXX International Corporation	$0.50	$0.37	$(0.39)	$(0.40)
Discontinued operations attributable to VOXX International Corporation	$—	$(0.02)	$—	$1.34
Attributable to VOXX International Corporation	$0.50	$0.35	$(0.39)	$0.94

Weighted-average common shares outstanding (basic)	24,355,791	24,238,493	24,355,791	24,222,973
Weighted-average common shares outstanding (diluted)	24,628,836	24,498,144	24,355,791	24,222,973

Reconciliation of GAAP Net Income Attributable to VOXX International Corporation to EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per Common Share (2)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2018	2017	2018	2017
Net income (loss) attributable to VOXX International Corporation	$12,211	$8,644	$(9,531)	$22,720
Adjustments:
Interest expense and bank charges (1)	771	921	2,252	4,327
Depreciation and amortization (1)	2,580	2,685	7,886	11,162
Income tax expense	(4,078)	(205)	3,147	1,939
EBITDA	11,484	12,045	3,754	40,148
Stock-based compensation	159	146	393	445
Intangible asset impairment charges	—	—	9,814	—
Impairment of Venezuela investment properties	—	—	3,473	—
Gain on sale of discontinued operation	—	—	—	(36,118)
Loss on forward contracts attributable to sale of business	—	—	—	6,618
Investment gain	—	—	—	(1,416)
Adjusted EBITDA	$11,643	$12,191	$17,434	$9,677
Diluted (loss) income per common share attributable to VOXX International Corporation	$0.50	$0.35	$(0.39)	$0.94
Diluted Adjusted EBITDA per common share attributable to VOXX International Corporation	$0.47	$0.50	$0.72	$0.40

(1) For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, as well as depreciation and amortization, have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC.

(2) EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this presentation are based on a reconciliation to Net income attributable to VOXX International Corporation, which includes net (loss) income from both continuing and discontinued operations for all periods presented, as the Company sold its Hirschmann subsidiary on August 31, 2017.